EXHIBIT 1A(5)(b)
                      SPECIMEN POLICY WITH OPTIONAL RIDERS
                 FLEXIBLE PREMIUM JOINT VARIABLE UNIVERSAL LIFE
                                 ("JOINT EDGE")

POLICY NUMBER 11144500                        APRIL 1,  1995       POLICY DATE

                                                                   POLICY
FACE AMOUNT $100,000.00                       APRIL 1,  2045       MATURITY DATE





Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable and Universal Life Administration at the following address:

                    Phoenix Home Life Mutual Insurance Company
                    Underwriting and Issue Division
                    100 Bright Meadow Boulevard
                    P. 0. Box 1900
                    Enfield, CT 06083-1900

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be cancelled by returning the policy to us at our Variable and Universal Life Administration before the later of:

     1. 10 days after the policy is delivered to you; or
     2. 10 days after a Notice of Right to Cancel is delivered to you; or
     3. 45 days after Part 1 of the application is signed;

for a refund of:

     1. the policy value less debt, if any; plus
     2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable and Universal Life Administration.

Signed for Phoenix Home Life Mutual Insurance Company at its Main Administrative Office at Hartford, Connecticut.

                                                           Sincerely yours,


/s/ Dona D. Young                                      /s/ Robert W. Fiondella
     Secretary                                         Chief Executive Officer

                                    Registrar

         FLEXIBLE PREMIUM JOINT VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                        INSURANCE PAYABLE AT FIRST DEATH
                       PREMIUMS PAYABLE UNTIL FIRST DEATH
The death benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and on the investment experience of the sub-accounts within our Separate Account to which your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.
                          ELIGIBLE FOR ANNUAL DIVIDENDS

V601

                                  SCHEDULE PAGE

                                BASIC INFORMATION


POLICY NUMBER 11144500                      APRIL 1,  1995       POLICY DATE

                                                                 POLICY
FACE AMOUNT $100,000.00                     APRIL 1,  2045       MATURITY DATE*



OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

DEATH BENEFIT OPTION: DEATH BENEFIT    OPTION 1  OR AS LATER CHANGED AS PROVIDED
HEREIN.

BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

                                        INSUREDS

INSURED                           ISSUE AGE & SEX RISK CLASSIFICATION

JOHN PHOENIX                         45   MALE                NON-SMOKER
MARY PHOENIX                         45   FEMALE              NON-SMOKER





                                       PREMIUMS

ISSUE PREMIUM:              $1,666.66

SUBSEQUENT PLANNED ANNUAL PREMIUM:             $5,000.00

TOTAL PREMIUM LIMIT:  GREATER OF $32,530.07        AND RESULT OF $2,748.17
                      MULTIPLIED BY NUMBER OF POLICY YEARS (OR FRACTION THEREOF)
                      AFTER    APRIL  1, 1995


PREMIUM DUE DATES:    ISSUE PREMIUM DUE ON      POLICY DATE       AND SUBSEQUENT
                      PLANNED PREMIUMS PAYABLE ON THE FIRST DAY OF
                      EACH   YEAR              THEREAFTER UNTIL MATURITY DATE.



* THE MATURITY DATE IS THE LATEST DATE THAT THE POLICY WILL TERMINATE. EVEN IF ALL PLANNED PREMIUMS ARE PAID THE POLICY MAY TERMINATE EARLIER THAN THE MATURITY DATE. SEE SECTION ENTITLED "GRACE PERIOD AND LAPSE" IN PART 4 AND "POLICY MATURITY" IN PART 6. ANY SURRENDER VALUE ON THE MATURITY DATE WILL BE PAID TO YOU AS PROVIDED IN THE SECTION ENTITLED "POLICY MATURITY" IN PART 6.

** THE AMOUNT WILL DECREASE WHEN MONTHLY CHARGES FOR ANY RIDER OR ANY OTHER
   MONTHLY CHARGES CEASE.


                           DATE PREPARED: MAY 2, 1995               PAGE 1 OF 6
V601

POLICY NUMBER: 11144500

               SUB-ACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE


                                                                 MONTHLY
SUB-ACCOUNT***                  PREMIUMS                      DEDUCTIONS****

MONEY MARKET                       50.0%                      PROPORTIONATE
GROWTH                             50.0%                      PROPORTIONATE
BOND                                0.0%                      NONE
GUARANTEED INTEREST                 0.0%                      NONE
TOTAL RETURN                        0.0%                      NONE
INTERNATIONAL                       0.0%                      NONE
BALANCED                            0.0%                      NONE

***  SEE BELOW FOR DESCRIPTION OF SUB-ACCOUNTS.

**** SEE PART 1 FOR DEFINITION OF PROPORTIONATE.  SUB-ACCOUNTS MARKED "NONE"
     WILL BE CHARGED WITH A PORTION OF THE MONTHLY DEDUCTION ONLY IF THE SUB-ACCOUNTS MARKED PROPORTIONATE ARE NOT SUFFICIENT TO MAKE THE FULL MONTHLY DEDUCTION.

                          SEPARATE ACCOUNT SUB-ACCOUNTS

      FUND: THE PHOENIX EDGE SERIES FUND

MONEY MARKET        THE INVESTMENT OBJECTIVE OF THE MONEY MARKET SUB-ACCOUNT IS
                    TO PROVIDE MAXIMUM CURRENT INCOME CONSISTENT WITH CAPITAL
                    PRESERVATION AND LIQUIDITY.

GROWTH THE INVESTMENT OBJECTIVE OF THE GROWTH SUB-ACCOUNT IS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH OF CAPITAL, WITH INCOME AS A SECONDARY CONSIDERATION.

BOND THE INVESTMENT OBJECTIVE OF THE BOND SUB-ACCOUNT IS TO SEEK LONG-TERM TOTAL RETURN BY INVESTING IN A DIVERSIFIED PORTFOLIO OF HIGH YIELD (HIGH RISK) AND HIGH QUALITY FIXED INCOME SECURITIES.

TOTAL RETURN        THE INVESTMENT OBJECTIVE OF THE TOTAL RETURN SUB-ACCOUNT IS
                    TO REALIZE AS HIGH A LEVEL OF TOTAL RATE OF RETURN OVER AN
                    EXTENDED PERIOD OF TIME AS IS CONSIDERED CONSISTENT WITH
                    PRUDENT INVESTMENT RISK.

INTERNATIONAL       THE INVESTMENT OBJECTIVE OF THE INTERNATIONAL SUB-ACCOUNT IS
                    TO SEEK A HIGH TOTAL RETURN CONSISTENT WITH REASONABLE RISK.
                    THE INTERNATIONAL SUB-ACCOUNT INTENDS TO INVEST PRIMARILY IN
                    AN INTERNATIONALLY DIVERSIFIED PORTFOLIO OF EQUITY
                    SECURITIES.  THE INTERNATIONAL PORTFOLIO PROVIDES A MEANS
                    FOR INVESTORS TO INVEST A PORTION OF THEIR ASSETS OUTSIDE
                    THE UNITED STATES.

BALANCED THE INVESTMENT OBJECTIVE OF THE BALANCED SUB-ACCOUNT IS TO SEEK A REASONABLE INCOME, LONG-TERM CAPITAL GROWTH AND CONSERVATION OF CAPITAL. THE BALANCED SUB-ACCOUNT INTENDS TO INVEST BASED ON COMBINED CONSIDERATIONS OF RISK, INCOME, CAPITAL ENHANCEMENT AND PROTECTION OF CAPITAL VALUE.

GUARANTEED          THE GUARANTEED INTEREST ACCOUNT IS NOT PART OF THE SEPARATE
INTEREST            ACCOUNT.  IT IS ACCOUNTED FOR AS PART OF OUR GENERAL
ACCOUNT             ACCOUNT.  WE WILL CREDIT INTEREST ON ANY AMOUNTS HELD UNDER
                    THE GUARANTEED INTEREST ACCOUNT AT SUCH RATES AS DESCRIBED
                    IN THE SECTION ENTITLED "GUARANTEED INTEREST ACCOUNT" IN
                    PART 5.

                           DATE PREPARED: MAY 2, 1995               PAGE 2 OF 6
V601

POLICY NUMBER: 11144500

                                SUB-ACCOUNT FEES

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE: 0.0000219 (BASED ON ANNUAL RATE OF 0.80%)



MAXIMUM DAILY TAX FEE: 0 OR SUCH GREATER AMOUNT AS MAY BE ASSESSED AS A RESULT
                            OF A CHANGE IN TAX LAWS.

                                 POLICY CHARGES

ISSUE EXPENSE CHARGE:                                       $150.00


PREMIUM TAX CHARGE: AS PROVIDED UNDER CURRENT OR FUTURE LAW OF STATE WHERE
                    POLICYOWNER RESIDES, CURRENTLY 3.000      %.



MONTHLY DEDUCTION:  SEE PART 4, "MONTHLY DEDUCTION".  INCLUDES COST OF
                    INSURANCE, ANY RIDER CHARGES, ANY FLAT EXTRA MORTALITY CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE WHICH SHALL NOT EXCEED $10.00 AND IS CURRENTLY SET AT $5


MAXIMUM TRANSFER CHARGE:     NONE

PARTIAL SURRENDER FEE: LESSER OF $25.00 OR 2% OF PARTIAL SURRENDER AMOUNT PAID.

SURRENDER CHARGE: SEE TABLE ON NEXT PAGE.

                                  OTHER RATES:

GUARANTEED INTEREST ACCOUNT: MINIMUM RATE 4%.

LOAN INTEREST RATE: 8.00% IN ARREARS POLICY YEARS 1 THRU 10
                    7.00% IN ARREARS THEREAFTER.

                          DATE PREPARED:  MAY  2, 1995               PAGE 3 OF 6
V601

POLICY NUMBER: 11144500


                                SURRENDER CHARGE


IN POLICY YEARS 1 THROUGH 10 THE FULL SURRENDER CHARGE IS AS DESCRIBED BELOW. THE APPLICABLE SURRENDER CHARGE IN ANY POLICY MONTH IS THE FULL SURRENDER CHARGE MINUS ANY SURRENDER CHARGES PREVIOUSLY PAID, BUT NOT LESS THAN ZERO. IN ALL POLICY YEARS AFTER THE 10TH POLICY YEAR THE SURRENDER CHARGE IS ZERO.

THE FULL SURRENDER CHARGE IN ANY POLICY MONTH DURING POLICY YEARS 1 THROUGH 10 IS THE LESSER OF THE AMOUNT SHOWN BELOW IN THE MAXIMUM SURRENDER CHARGE TABLE AND AN AMOUNT EQUAL TO A PLUS B AS DEFINED BELOW.

      A IS EQUAL TO THE SUM OF (1), (2) AND (3) WHERE,

         (1)  EQUALS 30% OF THE FIRST       $2,302.93 OF PREMIUMS PAID;
         (2)  EQUALS 10% OF THE PORTION OF CUMULATIVE PREMIUMS PAID IN
              EXCESS OF          $2,302.93 AND NOT GREATER THAN $ 4,605.86
         (3)  EQUALS 9% OF CUMULATIVE PREMIUMS PAID IN EXCESS OF $4, 605.86

      B IS EQUAL TO $500.00


                              MAXIMUM SURRENDER CHARGE TABLE





POLICY        SURRENDER     POLICY      SURRENDER      POLICY    SURRENDER
MONTH          CHARGE       MONTH        CHARGE        MONTH      CHARGE
------        ---------     ------      ---------     -------    ---------

 1-  12       1,651.46        77        1,370.71         99       878.57
13-  24       1,651.46        78        1,354.20        100       853.47
25-  36       1,651.46        79        1,337.68        101       828.37
37-  48       1,651.46        80        1,321.17        102       803.27
49-  60       1,651.46        81        1,304.65        103       778.17
     61       1,634.95        82        1,288.14        104       753.06
     62       1,618.43        83        1,271.62        105       727.96
     63       1,601.92        84        1,255.11        106       702.86
     64       1,585.40        85        1,230.01        107       677.76
     65       1,568.89        86        1,204.90        108       652.65
     66       1,552.37        87        1,179.80        109       598.27
     67       1,535.86        88        1,154.70        110       543.88
     68       1,519.34        89        1,129.60        111       489.49
     69       1,502.83        90        1,104.49        112       435.10
     70       1,486.31        91        1,079.39        113       380.71
     71       1,469.80        92        1,054.29        114       326.32
     72       1,453.28        93        1,029.19        115       271.94
     73       1,436.77        94        1,004.09        116       217.55
     74       1,420.25        95          978.98        117       163.16
     75       1,403.74        96          953.88        118       108.77
     76       1,387.23        97          928.78        119        54.38
                              98          903.68        120          .00




                           DATE PREPARED: MAY 2, 1995               PAGE 4 OF 6
V601

POLICY NUMBER: 11144500


               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK
                        BASED ON 1980 CSO MORTALITY TABLE



POLICY    MONTHLY    POLICY       MONTHLY     POLICY       MONTHLY
 YEAR      RATE       YEAR         RATE        YEAR         RATE

  01      0.52500      18         2.10380       35        11.59660
  02      0.56400      19         2.32760       36        12.72420
  03      0.60640      20         2.58480       37        13.98510
  04      0.65210      21         2.86610       38        15.41080
  05      0.70190      22         3.16830       39        17.01590
  06      0.75660      23         3.48710       40        18,75970
  07      0.81880      24         3.82090       41        20.61380
  08      0.89010      25         4.18170       42        22.53730
  09      0.97130      26         4.59130       43        24.52250
  10      1.06080      27         5.06300       44        26.53450
  11      1.15850      28         5.62030       45        28.59830
  12      1.26360      29         6.27280       46        30.72150
  13      1.37280      30         7.01600       47        32.93570
  14      1.48600      31         7.82710       48        35.29760
  15      1.61160      32         8.69710       49        37.89520
  16      1.75350      33         9.61460       50        41.03180
  17      1.91440      34        10.57320









                           DATE PREPARED: MAY 2, 1995               PAGE 5 OF 6
V601
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                            SCHEDULE PAGE (CONTINUED)

POLICY NUMBER: 11144500

                            RIDERS AND RIDER BENEFITS

                                           RIDER               RIDER
                                          DATE OF           TERMINATION  MONTHLY
RIDER DESCRIPTION                          ISSUE   AMOUNT      DATE      CHARGE
-----------------                         -------  ------   ----------   -------

VRO4 - JOINT LIFE EXCHANGE OPTION RIDER   4/01/1995         4/01/2045








                           DATE PREPARED: MAY 2, 1995                PAGE 6 OF 6
V601

                                TABLE OF CONTENTS

PART                                                                  PAGE

Schedule Page
    Basic Information
    Description of Sub-Accounts
    Policy Charges and Rates
    Table of Surrender Charges
    Table of Guaranteed Maximum Cost
     of Insurance Rates

Table of Contents

1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .   1-2

2  About The Policy. . . . . . . . . . . . . . . . . . . . . . . . .     3
    Effective Date of Insurance. . . . . . . . . . . . . . . . . . .     3
    Entire Contract. . . . . . . . . . . . . . . . . . . . . . . . .     3
    Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    Contestability . . . . . . . . . . . . . . . . . . . . . . . . .     4
    Suicide. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
    Misstatement of Age or Sex . . . . . . . . . . . . . . . . . . .     4
    Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . .     5
    Annual Reports . . . . . . . . . . . . . . . . . . . . . . . . .     5
    Policy Termination
     Upon First Death. . . . . . . . . . . . . . . . . . . . . . . .     5
    Transaction Rules. . . . . . . . . . . . . . . . . . . . . . . .     5

3  Rights of Owner . . . . . . . . . . . . . . . . . . . . . . . . .     6
    Who is the Owner . . . . . . . . . . . . . . . . . . . . . . . .     6
    What are the Rights of the Owner . . . . . . . . . . . . . . . .     6
    How to Change the Owner. . . . . . . . . . . . . . . . . . . . .     6

4  Premiums. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
    Premium Allocation to
     Sub-Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .     7
    Premium Flexibility. . . . . . . . . . . . . . . . . . . . . . .     7
    Total Premium Limit. . . . . . . . . . . . . . . . . . . . . . .     8
    Grace Period and Lapse . . . . . . . . . . . . . . . . . . . . .     8
    Policy Value . . . . . . . . . . . . . . . . . . . . . . . . . .     8
    Monthly Deduction. . . . . . . . . . . . . . . . . . . . . . . .     9

5  The Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    Guaranteed Interest Account. . . . . . . . . . . . . . . . . . .    10
    Separate Account . . . . . . . . . . . . . . . . . . . . . . . .    11
    Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . .    11
    Share of Separate Account
     Sub-Account Values. . . . . . . . . . . . . . . . . . . . . . .    12
    Unit Value . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    Net Investment Factor. . . . . . . . . . . . . . . . . . . . . .    12

6  Lifetime Benefits . . . . . . . . . . . . . . . . . . . . . . . .    13
    Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    Loan Interest. . . . . . . . . . . . . . . . . . . . . . . . . .    14
    Cash Surrender Value . . . . . . . . . . . . . . . . . . . . . .    14
    Full Surrender . . . . . . . . . . . . . . . . . . . . . . . . .    14
    Partial Surrender. . . . . . . . . . . . . . . . . . . . . . . .    15
    Policy Maturity. . . . . . . . . . . . . . . . . . . . . . . . .    16
    Additional Insurance Option. . . . . . . . . . . . . . . . . . .    16

7  Death Benefits. . . . . . . . . . . . . . . . . . . . . . . . . .    17
    How the Death Benefit is
     Determined. . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Death Benefit Option 1 . . . . . . . . . . . . . . . . . . . . .    17
    Death Benefit Option 2 . . . . . . . . . . . . . . . . . . . . .    17
    How to Change the Death
     Benefit Option. . . . . . . . . . . . . . . . . . . . . . . . .    18
    Minimum Death Benefit. . . . . . . . . . . . . . . . . . . . . .    18
    Requests for a Decrease in
     Face Amount . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    Death Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .    19
    Interest on Death Proceeds . . . . . . . . . . . . . . . . . . .    19
    The Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . .    19
    30 Day Survival Clause . . . . . . . . . . . . . . . . . . . . .    19
    How to Change the Beneficiary. . . . . . . . . . . . . . . . . .    19

8  Payment Options . . . . . . . . . . . . . . . . . . . . . . . . .    20
    Who May Elect Payment Options. . . . . . . . . . . . . . . . . .    20
    How to Elect a Payment Option. . . . . . . . . . . . . . . . . .    20
    Payment Options. . . . . . . . . . . . . . . . . . . . . . . . .    20
    (1) Payment in One Sum . . . . . . . . . . . . . . . . . . . . .    20
    (2) Left to Earn Interest. . . . . . . . . . . . . . . . . . . .    20
    (3) Payments for a Specified
         Period. . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    (4) Life Annuity with Specified
         Period Certain. . . . . . . . . . . . . . . . . . . . . . .    21
    (5) Life Annuity . . . . . . . . . . . . . . . . . . . . . . . .    21
    (6) Payments of Specified
         Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    (7) Joint Survivors Annuity
         w/10-year Period Certain. . . . . . . . . . . . . . . . . .    22
    (8) Variable Payout Life Annuity
         w/10-year Period Certain. . . . . . . . . . . . . . . . . .    22
        Calculation of Variable
         Income Payments . . . . . . . . . . . . . . . . . . . . . .    22
        Annuity Units. . . . . . . . . . . . . . . . . . . . . . . .    23
        Annuity Unit Value . . . . . . . . . . . . . . . . . . . . .    23
        Assumed Investment Rate. . . . . . . . . . . . . . . . . . .    23
        Payment Calculation Date . . . . . . . . . . . . . . . . . .    23
        Restrictions . . . . . . . . . . . . . . . . . . . . . . . .    23
    (9)  Variable Payout Annuity
          for a Specified Period . . . . . . . . . . . . . . . . . .    24
    Additional Interest and
     Enhanced Rates. . . . . . . . . . . . . . . . . . . . . . . . .    24

9  Tables of Payment Option Amounts. . . . . . . . . . . . . . . . .    24

                    PART 1: DEFINITIONS

ANNUITY UNIT        A standard of measurement used to measure the amount of each variable income payment under the variable payout annuity payment options as described in Part 8.

ASSIGNS Any persons to whom you assign an interest in this policy if we have notice of the assignment in accordance with the provisions stated in Part 2.

ATTAINED AGE        Age of that insured on the birthday nearest the most recent policy anniversary.

BASIC POLICY        The policy as it exists, without any additional rider
                    benefits.

DEBT                Unpaid loans against a policy with accrued interest.

FIRST DEATH         The death of the first of the insureds to die.  Unless you and we agree otherwise, if we are unable to determine on the basis of proofs of death furnished to us which of the insureds was the first to die, and the order of deaths affects the amount of the death benefit payable under this policy, the deceased insured whose death would produce the highest aggregate death proceeds payable under this policy, inclusive of any rider benefits, will be considered to have been the first of the insureds to die.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.


IN FORCE            The policy has not terminated.

IN WRITING          In a written form satisfactory to us and filed at our
(WRITTEN REQUEST)   Variable and Universal Life Administration.

INSUREDS The insureds are those persons named as insureds on Page 1 of the Schedule Pages.

MONTHLY CALCULATION The first Monthly Calculation Day of a policy is the same
DAY                 day as its Policy Date as shown on the Schedule Page.
                    Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

OLDEST INSURED      The oldest insured is the person among the insureds on Page
                    1 of the Schedule Pages who was born first.

V601

PAYMENT DATE        The Valuation Date on which a premium payment or loan
                    repayment is received at our Variable and Universal Life
                    Administration, unless it is received after the close of the New York Stock Exchange in which case it will be the next
                    Valuation Date.

POLICY ANNIVERSARY  The anniversary of the Policy Date.

POLICY DATE         The Policy Date as shown on the Schedule Page.  It is the
                    date from which policy years and policy anniversaries are measured.

POLICY MONTH        The period from one Monthly Calculation Day up to but not
                    including the next Monthly Calculation Day.

POLICY VALUE        The Policy Value as defined in Part 4.

POLICY YEAR         The first Policy Year is the one-year period from the Policy
                    Date to, but not including, the first Policy Anniversary.
                    Each succeeding Policy Year is the one-year period from the Policy Anniversary to but not including the next Policy
                    Anniversary.

PROPORTIONATE       Amounts allocated to sub-accounts on a Proportionate basis are allocated by increasing (or decreasing) this policy's share in the value of the affected sub-accounts so that such shares maintain the same ratio to each other before and after the allocation.

SEPARATE ACCOUNT    Phoenix Home Life Variable Universal Life Account.

SUB-ACCOUNTS        The Guaranteed Interest Account (exclusive of the loaned
                    portion of such account) and the accounts within our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

UNIT A standard of measurement, as described in Part 4, used to determine the share of this policy in the value of each sub-account of the Separate Account.

VALUATION DATE      Every day the New York Stock Exchange is open for trading.

VALUATION PERIOD    The period in days from the end of one Valuation Date
                    through the next Valuation Date.

WE (OUR, US)        means Phoenix Home Life Mutual Insurance Company.

YOU (YOUR)          The owners of this policy.

YOUNGEST INSURED    The youngest insured is the person among the insureds listed on Page 1 of the Schedule Pages who was born last.

V601

                    PART 2: ABOUT THE POLICY

EFFECTIVE DATE      This policy will begin in force on the Policy Date, provided
OF INSURANCE        the issue premium is paid while all the insureds are alive.

ENTIRE CONTRACT     This policy and the written application, a copy of which is attached to and made a part of the policy, are the entire contract between you and us. Any change in the provisions of the contract, to be in effect, must be signed by one of our executive officers and countersigned by our registrar or one of our executive officers. This policy is issued by us at our Main Administrative Office in Hartford, Connecticut. Any benefits payable under this policy are payable at our Main
                    Administrative Office.

DIVIDENDS           While this policy is in force it will share in our divisible surplus to the extent that we may provide. The share to be apportioned this policy, if any, will be determined annually by us and credited no later than the end of the Policy Year for which it was determined. We will pay the dividend to you in cash unless you elect that it be applied under any other method mutually agreed to by you and us. We do not expect any dividends to be apportioned to this policy.

                    You may elect that any dividends that become payable be applied under one of the dividend options described in this section. If no election is made, any dividends will be applied to buy paid-up insurance additions under option 3.

                    1.  Paid in Cash;

                    2. Applied as an additional premium to the policy value in the same manner as would be provided for additional premiums as described in the section entitled "Premium Allocation to Sub-accounts" in Part 4; or

                    3. Applied to buy paid-up insurance additions. The dividends are used to buy participating level face amount paid up additions with no further premiums due. If death of an insured occurs while this policy is in force, the death benefit from these additions will be added to the death benefit under this policy. Upon policy lapse or surrender, any such additions will be terminated and the cash value of such additions will be paid to you in cash.

                        Net single premiums for paid-up insurance additions will not exceed such net single premiums based on the Commissioners 1980 Standard Ordinary Mortality Table, continuous functions and an interest rate of 4% per year. The cash value of these additions will also be based on such table and method and will never be less than the amount of dividends applied to purchase them. Within 30 days after any policy anniversary, the cash value of any additions will be not less than their cash value on that anniversary. On any other date, we will allow for the lapse of time since the beginning of the current policy year.

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                    4.  Accumulate at interest.  The dividends are left with us to accumulate at the rate declared by us. The rate will not be less than 3% per year. The interest is credited annually on each policy anniversary. Any amount held by us under this option may be withdrawn in cash, unless being used to secure policy debt.

                    5.  Applied under any other method agreed to by us.

CONTESTABILITY      We rely on all statements made by any or all of the insureds in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in the written application and a copy of the application must be attached to this policy when issued.

                    We cannot contest the validity of this policy after it has been in force during the insureds' lifetimes for two years from its Policy Date. If we contest this policy, the death benefit will be limited to the Policy Value adjusted by the following amounts:

                    a. we add any monthly deductions and any other fees and charges made under this policy;

                    b.  we subtract any debt owed us under this policy.

SUICIDE If, within two years from the Policy Date, any of the insureds die by suicide, while sane or insane and while this policy is in force, the amount of death benefit will be limited to the Policy Value adjusted by the following amounts:

                    a. we add any monthly deductions and any other fees and charges made under this policy;

                    b.  we subtract any debt owed us under this policy.

MISSTATEMENT OF     If the age or sex of any of the insureds has been misstated,
AGE OR SEX          any benefits payable under this policy will be adjusted to reflect the correct ages and sexes as follows:

                    (A) For adjustments made prior to any of the insureds'
                        deaths, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct ages and sexes.

                    (B) For adjustments made at the time of the first death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rate for the correct ages and sexes.

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ASSIGNMENTS         Except as otherwise provided herein, any or all of the
                    rights in this policy may be assigned. We will not be considered to have notice of any assignment until we receive the original or copy of the assignment at our Variable and Universal Life Administration. We are not responsible for the validity of any assignment.

ANNUAL REPORTS      We will annually send you a report showing for this policy:

                    a. the then current Policy Value, cash surrender value, death benefit and face amount;

                    b. the premiums paid, and deductions and partial surrenders made since the last report;

                    c.  any outstanding debt;

                    d. an accounting of the change in Policy Value since the last report; and

                    e. such additional information as required by applicable law or regulation.

POLICY TERMINATION  Upon the first death, all benefits then due and payable
UPON FIRST DEATH    under this policy will be paid to the beneficiary.  This
                    policy shall then terminate and thereafter have no force or effect.

TRANSACTION RULES   Requests for transactions involving sub-accounts will
                    usually be processed within seven days after we receive the written request at our Variable and Universal Life
                    Administration. However, we may at our discretion postpone the payment of any variable death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                    (A) for up to six months from the date of request, if
                        dependent upon the value of the Guaranteed Interest Account;

                    (B) otherwise we may postpone transactions, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

                    If we delay payment of any partial or full surrender for 30 days or more, we will pay interest at a rate guaranteed to be at least equal to 4.5%.

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                    PART 3: RIGHTS OF OWNER

WHO IS THE OWNER    The owner is the person named as owner in the application, unless later changed as provided in this policy. If no other person is named as owner, then the insureds shall be joint owners, with rights of survivorship as regards any post-first death elections as may be permitted by rider. If you, the owner, are not one of the insureds and you die before any of the insureds, ownership rights in this policy will pass to the successive owner if one has been named, except that if joint owners are designated, this policy would remain with the surviving joint owners until death of the survivors unless otherwise provided. If more than one person is named as owner, they must act jointly unless you and we agree otherwise.

WHAT ARE THE RIGHTS You control this policy until the first death but not until
OF THE OWNER        this policy begins in force.  Unless you and we agree
                    otherwise, you may exercise all rights provided under this policy without the consent of anyone else. These rights include the right to:

                    a. Receive any amounts payable under this policy before the first death.

                    b.  Change the owner or the interest of any owner.

                    c. Change the planned premium payment amount and frequency. See Part 4.

                    d. Change the sub-account allocation schedule for premium payments and monthly deductions. See Part 4.

                    e.  Transfer amounts between and among sub-accounts.  See
                        Part 6.

                    f.  Obtain policy loans.  See Part 6.

                    g.  Obtain a partial surrender.  See Part 6.

                    h.  Surrender this policy for its cash surrender value.  See
                        Part 6.

                    i. Select a payment option for any cash surrender value that becomes payable. See Part 6.

                    j. Request changes in the insurance amount. See Parts 6 and 7.

                    k.  Change the death benefit option.  See Part 7.

                    l.  Change the beneficiary of the death benefit.  See Part
                        7.

                    m. Assign, release, or surrender any interest in the policy.


                    You may exercise these rights only until the first death. Exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of the insureds and all other beneficiaries and owners under this policy.

HOW TO CHANGE       You may change the owner by written request, satisfactory to
THE OWNER           us, filed at our Variable and Universal Life Administration.

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                    PART 4: PREMIUMS

PREMIUM ALLOCATION  The issue premium as shown on the Schedule Page is due on
TO SUB-ACCOUNTS     the Policy Date. All insureds must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule
                    Page unless later changed as described below. All premiums are payable in advance at our Variable and Universal Life
                    Administration, except that the issue premium may be paid to an authorized agent of ours for forwarding to our Variable and Universal Life Administration. No benefit associated with any premium shall be provided until it is actually received by us at our Variable and Universal Life
                    Administration.

                    Any premiums received by us at our Variable and Universal Life Administration will be reduced by the premium tax charge stated on the Schedule Page. Such premiums will also be reduced by the issue expense charge shown on the Schedule Page to the extent that such premiums are sufficient to pay such charge. Any unpaid balance of the issue expense charge will be included as part of the monthly deduction described below until fully paid.

                    Any premiums received by us at our Variable and Universal Life Administration will be applied on the Payment Date to the various sub-accounts based on the premium allocation schedule elected in the application for this policy or as later changed by you. Payments received by us during a grace period will be reduced by the amount needed to cover any monthly deductions during the grace period before being applied to the various sub-accounts. You may change the allocation schedule for premium payments by written notice filed with us at our Variable and Universal Life Administration. Allocations to each sub-account must be expressed in whole percentages unless we agree otherwise.

                    The number of Units credited to each sub-account of the Separate Account will be determined by dividing the premium applied to that sub-account by the Unit value of that sub-account on the Payment Date. The number of Units credited to each sub-account is carried to 4 decimal places.

PREMIUM FLEXIBILITY Subject to the total premium limit described in the next section and except for the issue premium, you may change the amount and frequency of premium payments while this policy is in force before the first death as follows:

                    a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to us. We reserve the right to limit increases to such maximums as we may establish from time to time.

                    b.  Additional premium payments may be made at any time.

                    c. Each premium payment made must at least equal $100 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce this limit.

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TOTAL PREMIUM       The total premium limit is shown on the Schedule Page and is
LIMIT applied to the sum of all premiums received by us for this policy to date, reduced by the sum of all partial surrender amounts paid by us to date. If the total premium limit is exceeded, we will pay you the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The Policy Value will be adjusted to reflect such refund. The amount to be taken from each sub-account will be allocated in the same manner as provided for monthly deductions unless you in writing request another allocation.

                    The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision.

                    The total premium limit may change due to:

                    a.  a partial surrender, expiry, or decrease in face amount;

                    b.  addition, cancellation, expiry, or change of a rider;

                    c.  a change in federal tax laws or regulations; or

                    d.  a change of death benefit option.

                    If the total premium limit changes, we will send you a Revised Schedule Page reflecting the change. However, we reserve the right to require that this policy be returned to us so that we may endorse the change.

GRACE PERIOD AND    If on any Monthly Calculation Day during the first Policy
LAPSE               Year the Policy Value is less than the required monthly
                    deduction, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. If on any Monthly Calculation Day during any subsequent Policy Year the cash surrender value is less than the required monthly deduction, a grace period of 61 days will be allowed for the payment of an amount such that the Cash Surrender Value is equal to three times the required monthly deduction. This policy will continue in force during any such grace period. We will mail a written notice to you and any assigns at the post office addresses last known to us as to the amount of premium required. If such premium is not paid to us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since we mailed our written notice to you. The "date of lapse" will be the Monthly Calculation
                    Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE        The Policy Value is the sum of the shares of this policy in the value, if any, of each sub-account of the Separate
                    Account and the value of this policy's Guaranteed Interest
                    Account. See Part 5 for an explanation as to how this policy's share in the value of each sub-account of the Separate Account is determined and for a description of the Guaranteed Interest Account.

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MONTHLY DEDUCTION   A deduction is made each Policy Month from the Policy Value
                    (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                    (a) the cost of insurance provided under this policy;

                    (a) any flat extra mortality charges;

                    (c) the cost of any rider benefits provided,-

                    (d) any unpaid balance of the issue expense charge; and

                    (e) an administrative charge as shown on the Schedule Page.
                        The administrative charge may vary but in no event will exceed the maximum amount shown on the Schedule Page.
                        We will send you a written notice of any change at least 30 days in advance of such change.

                    Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the next Valuation Date.

                    You may request in the application for this policy that monthly deductions not be taken from certain specified sub-accounts. Such a request may later be changed by notifying us in writing but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account, on a proportionate basis. In the event this policy's share in the value of such sub-accounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of Units deducted from each sub-account of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such sub-account by the Unit value of that sub-account on the Monthly Calculation Day.

                    Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to but not including the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current Policy Month divided by 1000 and then multiplied by the result of:

                    (a) the death benefit on the Monthly Calculation Day; minus

                    (b) the Policy Value on the Monthly Calculation Day.

                    The cost of insurance rate for the current Policy Month is based on the insureds' attained ages and risk classifications. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classifications shown, or such lower rate as we may declare. Any change we make in the declared cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for any of the insureds will not be affected by changes in any of the insureds' health or occupation.

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                    PART 5: THE ACCOUNTS

GUARANTEED INTEREST Assets under this policy, may be allocated either to the
ACCOUNT Guaranteed Interest Account or to any of the sub-accounts of the Separate Account to support the operation of the Separate Account.

                    The Guaranteed Interest Account is not part of the Separate Account. It is accounted for as part of our General Account. We reserve the right to limit cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate of 6%. We will credit interest on the unloaned portion of the Guaranteed Interest Account at such rates as we shall determine but in no event will the effective annual rate of interest on such portion be less than 4%.

                    At least once each month we will determine the interest rate that will apply to any premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account. That rate will remain in effect for such deposits, for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applies at that time to new deposits to such sub-account. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                    All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest Account will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such sub-account.

                    At the end of each Policy Year and at the time of any debt repayment, interest credited to the loaned portion of the Guaranteed Interest Account will be transferred to the unloaned portion of the Guaranteed Interest Account.

                    We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the insurance supervisory official of the state where this policy is delivered.

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SEPARATE ACCOUNT    The Separate Account has been established by us as a
                    Separate Account pursuant to New York law and is registered as a Unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to our other income, gains or losses. We own the Separate Account assets and they are kept separate from the assets of our General Account. Separate Account assets will be valued on each Valuation Date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate Account will not be charged with any liabilities arising out of our other business. We reserve the right to use assets of the Separate Account in excess of these reserves and liabilities for any purpose.

                    The Separate Account has several sub-accounts available under this policy as shown on the Schedule Page. We have the right to add additional sub-accounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the sub-accounts of the Separate Account Assets of each such sub-account are invested in shares of the corresponding Fund Portfolio.

                    A Portfolio of the Fund might make a material change in its investment policy. If that occurs, you will be notified of the change. In addition, no change will be made in the investment policy of any of the sub-accounts of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where this policy is delivered.

                    If, in our judgment, a Portfolio of the Fund becomes unsuitable for investment by a sub-account of the Separate Account for any reason, we may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS       Although we are the legal owner of the Fund shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from you and the other owners of the policies. Any shares held by us will be voted in the same proportion as voted by you and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from you if there is a change in the law which would permit this to be done.

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SHARE OF SEPARATE   The share of this policy in the value of each sub-account of
ACCOUNT SUB-ACCOUNT the Separate Account on a Valuation Date is the Unit value
VALUES of that sub-account on that day multiplied by the number of this policy's Units in that sub-account after all transactions for the Valuation Period ending on that day have been processed.

                    For any day which does not fall on a Valuation Date, the share of this policy in the value of each sub-account of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit values on the next Valuation Date.

UNIT VALUE          The Unit value of each sub-account of the Separate Account was set by us on the first Valuation Date of each such sub-account. The Unit value of a sub-account of the Separate
                    Account on any other Valuation Date is determined by multiplying the Unit value of that sub-account on the just prior Valuation Date by the Net Investment Factor for that sub-account for the then current Valuation Period. The Unit value of each sub-account of the Separate Account on a day other than a Valuation Date is the Unit value on the next
                    Valuation Date. Unit values are carried to 6 decimal places. The Unit value of each sub-account of the Separate
                    Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT      The Net Investment Factor for each sub-account of the
FACTOR              Separate Account is determined by the investment performance of the assets held by the sub-account during the Valuation
                    Period. Each valuation will follow applicable law and accepted procedures. The Net Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

                    (A) The value of the assets in the sub-account on the
                        current Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

                    (B) The amount of any dividend (or, if applicable, any
                        capital gain distribution) received by the sub-account if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

                    (C) The value of the assets in the sub-account as of the
                        just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the valuation period ending on that date.

                    (D) The sum of the following daily charges as shown on the
                        Schedule Page, multiplied by the number of days in the current Valuation Period:

                    1.  the mortality and expense risk charge;

                    2.  the daily administrative fee; and

                    3. the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains.

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                    PART 6: LIFETIME BENEFITS

TRANSFERS           You may transfer this policy's value among each sub-account of the Separate Account and the unloaned portion of the Guaranteed Interest Account. Unless we agree otherwise, you may make only one transfer per Policy Year from the unloaned portion of the Guaranteed Interest Account. The amount that may be transferred from the unloaned portion of the Guaranteed Interest Account at any one time cannot exceed the higher of $1000 or 25% of the value of this policy in the unloaned portion of that sub-account.

                    We further reserve the right to require that such transfers be made by written request. We further reserve the right to permit transfers of less than $500 only if the entire balance in the sub-account is transferred. A transfer charge will be imposed in such amount as stated on the Schedule Page. Any such charge will be deducted from the sub-accounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred to each sub-account bear to the total amount transferred. We reserve the right to prohibit a transfer to any sub-account where the resultant value of this policy's share in that sub-account immediately after the transfer would be less than $500. We further reserve the right to require that the entire balance of a sub-account be transferred if the share of this policy in the value of that sub-account would, immediately after the transfer, be less than $500.

LOANS While this policy is in force, a loan may be obtained against this policy in any amount up to the available loan value. The taking of a loan under this policy in accordance with this loan provision shall operate to assign this policy as collateral security for such loan. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by us. The loan value is 90% of the result of subtracting the then remaining surrender charge from the then Policy Value. The "available loan value" is the loan value on the current day less any outstanding debt.

                    The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the sub-accounts based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless we agree otherwise, allocations to each sub-account must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each sub-account will be determined in the same manner as provided for monthly deductions.

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                    Debt may be repaid at any time while all of the insureds are alive and while this policy is in force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be added to this policy's share of the sub-accounts based on the allocation you request upon repayment. If no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any debt repayment received by us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the debt.

                    While there is any outstanding debt against this policy, any payments received by us for this policy will be applied directly to reduce the debt unless specified as a premium payment. Until the debt is fully repaid, additional debt repayments may be made at any time while all of the insureds are alive and while this policy is in force.

                    Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST       Loans will bear interest at an effective annual rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily. Interest will accrue on a daily basis from the date of the loan and is included as part of the debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER      The cash surrender value of this policy is the Policy Value
VALUE               as defined in Part 4 less any applicable surrender charge on the date of surrender as stated on the Schedule Page and less any debt.

FULL SURRENDER      You may fully surrender this policy for its cash surrender value by returning this policy to us at our Variable and Universal Life Administration along with a written release and surrender of all claims under this policy signed by you and any assigns. You may do this at any time while all of the insureds are alive and while this policy is in force.
                    The written surrender must be in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender.
                    Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

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                                       14

PARTIAL SURRENDER   You may obtain a partial surrender of this policy by
                    requesting that a part of this policy's cash surrender value be paid to you. You may do this at any time while all of the insureds are alive and while this policy is in force with a written request signed by you and any assigns. We reserve the right to require that this policy first be returned to us before payment is made. A partial surrender will be effective on the date we receive the written request or, if required, the date we receive this policy if later.
                    You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

                    A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a sub-account be surrendered and withdrawn if the share of this policy in the value of that sub-account would, immediately af ter a partial surrender, be less than $500.

                    Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

                    (A) The partial surrender amount paid.  This amount comes
                        from a reduction in this policy's share in the value of each sub-account based on the allocation you request at the time of the partial surrender. If no allocation request is made, the assessment to each sub-account will be made in the same manner as provided for monthly deductions.

                    (B) The partial surrender fee. The fee is the lesser of $25 and 2% of the partial surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                    (C) A partial surrender charge. This charge is equal to a
                        pro-rata portion of the applicable surrender charge that would apply to a full surrender. This charge is determined as follows:

                    Partial Surrender Charge = SC x    PS
                                                    -------
                                                    PV - SC

                    Where SC = applicable surrender charge
                          PS = Partial surrender amount
                          PV = Policy Value

                    The cash surrender value will be reduced by the partial surrender amount plus the partial surrender fee. The face amount of this policy will be reduced by the same amount as the policy value is reduced as described above. We will send you revised schedule pages reflecting this change.

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                                       15

POLICY MATURITY     Unless the policy has already terminated, it will mature on its Maturity Date. Upon written request we will pay you the cash surrender value on that date in one sum, or you may direct that we apply the cash surrender value under any of the various payment options described in Part 8 subject to the conditions stated in that part.

                    The issue premium together with any additional premium payments might not continue the policy in force until the Maturity Date, even if such premiums are paid and no further changes take place. The period for which the policy will continue will depend on the following:

                    (A) the amount of the issue premium, and the timing and
                        amount of any additional premium payments;

                    (B) changes in the cost of insurance rates;

                    (C) the investment experience of the sub-accounts of the
                        Separate Account;

                    (D) any policy loans or partial surrenders made.

ADDITIONAL          While this policy is in force, while all of the insureds are
INSURANCE OPTIONS   alive and subject to the terms of this provision including our receipt of evidence satisfactory to us of all of the insureds' then insurability, you have the option to purchase additional insurance on the same insureds under the same plan of insurance as this policy without our assessment of any issue expense charge under the new policy. Except for our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy Date of this policy as adjusted for the insureds' new attained ages and changes, if any, in risk classifications. The new policy will only include such rider benefits as we may agree based on our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with our company on the lives of any of the insureds, cannot exceed our total insurance amount limitations in effect on the Policy Date of the new policy.

                    To elect this option, you must file a written application with our Variable and Universal Life Administration. It must be signed by you and all of the insureds. We must also receive:

                    (A) Evidence that you have a satisfactory insurable interest in the lives of the insureds.

                    (B) Evidence, satisfactory to us, that all of the insureds are then insurable under our established practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.

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                                       16

                    (C) Payment, while all of the insureds are alive, of the
                        full issue premium for the new policy. The payment must equal or exceed our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                    Any exclusions applicable to the new policy will be determined in accordance with our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                    The new policy will begin in effect as of the later of:

                    a.  our approval of the application for the new policy;

                    b.  payment of the full issue premium due on the new policy.

                    The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.

                    PART 7: DEATH BENEFITS

HOW THE DEATH       While this policy is in effect but prior to the Policy
BENEFIT IS          Anniversary nearest the oldest insured's 65th birthday, you
DETERMINED          have the right to elect either of two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit
                    Option 1 shall apply.

DEATH BENEFIT       Under this option the death benefit is equal to the greater
OPTION 1            of (a) and (b) as defined below.

                    a.  the policy's face amount on the date of the first death.

                    b. the minimum death benefit on the date of the first death as described below.

DEATH BENEFIT       Under this option the death benefit is equal to the greater
OPTION 2            of (a) and (b) as defined below:

                    a. the policy's face amount on the date of the first death plus the Policy Value.

                    b. the minimum death benefit on the date of the first death as described below.

                    Under Death Benefit Option 2, on the later of the tenth Policy Anniversary and the Policy Anniversary nearest the oldest insured's 65th birthday, the face amount will be increased by an amount equal to the Policy Value. From that date on, the death benefit will be equal to the greater of the face amount and the minimum death benefit as defined below.

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                                       17
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HOW TO CHANGE THE   Prior to the later of the tenth Policy Anniversary and the
DEATH BENEFIT       Policy Anniversary nearest the oldest insured's 65th
OPTION              birthday you may request in writing that the Death Benefit
                    Option be changed from Option 1 to Option 2, or from Option
                    2 to Option 1. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the Policy Value; if the request is to change from Option 2 to Option 1, the face amount will be increased by the Policy Value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day we approve the request.

MINIMUM DEATH       The minimum death benefit is the Policy Value on the date of
BENEFIT             the first death increased by the applicable percentage from the table below, based on the youngest insured's attained age at the beginning of the Policy Year in which the first death occurs.



                      Att'd             Att'd          Att'd        Att'd
                       Age       Pct.    Age     Pct.   Age   Pct.   Age    Pct.
                       ---       ---     ---     ---    ---   ---    ---    ---

                     Under 40    150%     53      64%    67    18%   81      5%
                        40       150      54      57     68    17    82      5
                        41       143      55      50     69    16    83      5
                        42       136      56      46     70    15    84      5
                        43       129      57      42     71    13    85      5
                        44       122      58      38     72    11    86      5
                        45       115      59      34     73     9    87      5
                        46       109      60      30     74     7    88      5
                        47       103      61      28     75     5    89      5
                        48        97      62      26     76     5    90      5
                        49        91      63      24     77     5    91      4
                        50        85      64      22     78     5    92      3
                        51        78      65      20     79     5    93      2
                        52        71      66      19     80     5    94      1


REQUESTS FOR A      You may request a decrease in face amount at any time
DECREASE IN FACE    after the first Policy Year.  Unless we agree
AMOUNT              otherwise, the decrease requested must at least equal
                    $10,000 and the face amount remaining after the decrease must at least equal $25,000. All requests to decrease the face amount must be in writing and will be effective on the first Monthly Calculation Day following the date we approve the request. We reserve the right to require that this policy first be returned to us before the decrease is made.
                    Upon a decrease in face amount, a partial surrender charge will be deducted from the Policy Value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease.
                    The cash surrender value is not changed. We will send you a Revised Schedule Page reflecting the change in face amount.

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                                       18

DEATH PROCEEDS      Upon receipt of due proof at our Variable and Universal Life
                    Administration of the first death of an insured while this policy is in force, we will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of the first death, with the following adjustments:

                    (A) We will deduct any debt outstanding against this policy.

                    (B) We will deduct any monthly deductions to and including the Policy Month of the first death not already made.

                    (C) If the Death Benefit Option is 1 we will add any
                        premiums received by us after the Monthly Calculation Day just prior to the date of the first death and on or before the date of the first death.

                    (D) If the Death Benefit Option is 1, we will deduct any
                        partial surrenders made after the date of the first death.

INTEREST ON DEATH   We will pay interest on any death proceeds from the date of
PROCEEDS            the first death to the date of payment. The amount of
                    interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

THE BENEFICIARY     Unless another payment option is elected as described in
                    Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the first death as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                    a.  Primary beneficiaries.

                    b. Contingent beneficiaries, if any, provided contingent beneficiary is living at the first death.

                    c. You or your executor or administrator, provided no primary or contingent beneficiary is living at the first death.

30 DAY SURVIVAL     The notation on any signed beneficiary designation that this
CLAUSE              30-day clause shall apply will, for purposes of
                    administering the beneficiary provisions of this policy, mean that such beneficiary(ies) shall be considered living at the first death only if they survive such death by at least 30 days.

HOW TO CHANGE       You may change the beneficiary under this policy by written
THE BENEFICIARY     notice signed by you and filed with us at our Variable and
                    Universal Life Administration. When we receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by us before we received the notice at our Variable and Universal Life Administration.

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                                       19

                    PART 8: PAYMENT OPTIONS

WHO MAY ELECT       The proceeds of this policy will be paid in one sum unless
PAYMENT OPTIONS     otherwise provided.  As an alternative to payment in one sum as provided under Payment Option 1 below, any surrender or death proceeds that become payable under this policy may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                    Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than one of the insureds if the owner has been changed.

                    You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this before the first death. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                    Unless we agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A      The election of an income payment option must be in a
PAYMENT OPTION      written form satisfactory to us.  Payments may be made on an annual, semi-annual, quarterly or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

PAYMENT OPTIONS     This section provides a brief description of the various
                    payment options that are available. In Part 9 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amounts shown for Option 4, Option 5, and Option 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due.
                    They will not be less than shown in the tables.

                    Option 1 - Payment in one sum

                    Option 2 - Left to earn interest.

                               We pay interest during the payee's lifetime on the amount left with us under this option as a principal sum. We guarantee under this option to provide interest at a rate of at least 3% per year.

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                                       20

                    Option 3 - Payments for a specified period.

                               Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement.

                               The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed to be not less than this minimum rate.

                    Option 4 - Life annuity with specified period certain
                               Equal installments are paid until the later of:

                               (A)   The death of the payee.

                               (B)   The end of the period certain.

                                     The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

                               (A)   Ten years.

                               (B)   Twenty years.

                               (C)   Until the installments paid refund the
                                     amount applied under this option. If the payee is not living when the final payment falls due, that payment will be limited to the amount that needs to be added to the payments already made to equal the amount applied under this option.

                               If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, we will deem the longer period certain as having been elected.

                               The life annuity provided under this option is calculated using an interest rate of 3 3/8%, except that any life annuity providing a period certain of twenty years or more is calculated using an interest rate of 3 1/4%.

                    Option 5 - Life Annuity

                               Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3 1/2%.

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                                       21

                    Option 6 - Payments of a Specified Amount

                               Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, that excess will be paid in one sum on the date credited.

                    Option 7-  Joint survivorship annuity with 10-year period
                               certain

                               The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                               (A)   The end of the 10-year period certain.

                               (B)   The death of the payee.

                               (C)   The death of the other named annuitant.

                               The other annuitant must be named at the time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least 40.

                               The joint survivorship annuity provided under this option is calculated by using an interest rate of 3 3/8%.

                    Option 8 - Variable Payout Life Annuity with 10-year Period
                               Certain

                               Variable payout monthly payments are paid during the lifetime of the annuitant, or, if later, the end of the 10-year period certain starting with the date the first payment is due. The first monthly income payment will be on the date of settlement. Future payments will be due on the same day of the month as the first payment is due, or if such date does not fall within a month then the first Valuation Date to occur in the following month.

                               Calculation of Variable Income Payments

                               The Variable Income Table in Part 9 shows the minimum amount of the first monthly payment for each $1,000 applied. The minimum first payments shown are based on the 1983 Annuity Table projected to the year 2000 with Projection Scale
                               G. and with projection Scale G thereafter, and an effective annual interest rate of 4 1/2%. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the table.

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                                       22

                               In determining the first payment, the amounts held under this option in each sub-account of the Separate Account are multiplied by the rates we are using for this option on the first Payment Calculation Date. The first payment equals the total of such figures determined for each sub-account.


                               Future payments are measured by Annuity Units and are determined by multiplying the Annuity Units in each sub-account with assets under this option by the Annuity Unit Value for each sub-account on the Payment Calculation Date that applies. The payment will equal the sum of the amounts provided by each such sub-account. These payments will vary with the investment experience of the sub-accounts of the Separate Account and may be either higher or lower than the first payment.

                               Annuity Units

                               The number of Annuity Units in each sub-account with assets under this option is equal to the portion of the first payment provided by that sub-account divided by the Annuity Unit Value for that sub-account on the first Payment Calculation Date.

                               Annuity Unit Value

                               All Annuity Unit Values in each sub-account of the Separate Account were set at $1.000000 on the first Valuation Date selected by us. The value on any date thereafter is equal to (a) the Net Investment Factor for that sub-account for the Valuation Period divided by (b) the sum of
                               1.000000 and the rate of interest for the number of days in the Valuation Period, based on an effective annual rate of interest equal to the Assumed Investment Rate, and multiplied by (c) the corresponding Annuity Unit Value on the preceding Valuation Date.

                               Assumed Investment Rate

                               The Assumed Investment Rate of 4 1/2% per year is the annual interest rate assumed in determining the first payment. The amount of each subsequent payment from each sub-account of the Separate Account will depend on the relationship between the Assumed Investment Rate and the actual investment performance of that sub-account. If a 4 1/2% rate would result in a first variable payment larger than that permitted under applicable state law, we will select a lower rate which will comply with that law.

                               Payment Calculation Date

                               Payments are calculated on a Payment Calculation Date. That date is the earliest Valuation Date which is not more than 10 days before the due date of the payment.

                               Restrictions

                               No withdrawals, partial or full surrenders, transfers, or additional premium payments may be made as regards any assets held under this option, except as may be otherwise agreed to by us.

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                                       23

                    Option 9 - Variable Payout Annuity for a Specified Period

                               Variable payout monthly income installments are paid for a specified period of time, whether the payee lives or dies. The period certain specified must be in whole numbers of years from 5 to 30.

                               Payments will be made on the same basis as described for variable income payments under Option 8 except that:

                               1.    payments will not extend beyond the
                                     specified period, regardless of whether the payee lives or dies; and

                               2. the minimum first payment will be based on the Assumed Interest Rate of 4 1/2% and the specified period (no annuity table will be used).

                        Installment payments will vary with the investment experience of the sub-accounts of the Separate Account and may be either higher or lower than the first installment.

                    We may offer other payment options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST In addition to the interest of 3% per year guaranteed on the AND ENHANCED RATES principal sum remaining with us under Options 2 or 6 and the interest of 3% per year included in the installments payable under Option 3, we will pay or credit at the end of each year such additional interest as we may declare.

                    The amounts shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied. If the current payment rates when the first payment is due would provide a greater payment, we will use such current rate.


                    PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                    The installment amounts shown in the tables that follow are shown for each $1,000 applied, and except for Options 8 and 9 are the minimum monthly income amounts. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                    The term "age" as used in the tables refers to the adjusted age. Under Options 4, 5 and 8, the adjusted age is defined as follows:

                    (A) For surrender values, the age of the payee on the
                        payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

                    (B) For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

                    Under Option 7, the adjusted age is the age of the payee on the birthday nearest to the policy anniversary nearest the date of surrender.

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                                       24

                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

------------------------------------------------------------------------------------------------------------------
Number of Years               5         6         7         8         9        10        11        12        13
------------------------------------------------------------------------------------------------------------------

Annual Installment $       211.99    179.22    155.83    138.31    124.69    113.82    104.93     97.54     91.29
------------------------------------------------------------------------------------------------------------------
Mo. Installment $           17.91     15.14     13.16     11.68     10.53      9.61      8.86      8.24      7.71
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
Number of Years              14        15        16        17        18        19        20        25        30
------------------------------------------------------------------------------------------------------------------
Annual Installment $        85.95     81.33     77.29     73.74     70.59     67.78     65.26     55.76     49.53
------------------------------------------------------------------------------------------------------------------
Mo. Installment $            7.26      6.87      6.53      6.23      5.96      5.73      5.51      4.71      4.18
------------------------------------------------------------------------------------------------------------------


              OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN



 Age   Installment Refund  10 Yrs.  Certain    20 Yrs.   Certain     Age     Installment  Refund  10 Yrs. Certain   20 Yrs.  Certain
       ---------------------------------------------------------             -------------------------------------------------------
 Of                                                                  Of
Payee   Male     Female     Male     Female     Male     Female     Payee     Male     Female     Male     Female     Male    Female
------------------------------------------------------------------------------------------------------------------------------------

 10     $3.08     $3.03     $3.08     $2.99     $3.00     $2.94      50       $4.36     $4.12     $4.50     $4.10     $4.28    $3.99
 15      3.14      3.09      3.15      3.04      3.07      3.00      55        4.76      4.47      4.95      4.47      4.61     4.31
 20      3.22      3.16      3.24      3.11      3.15      3.07      60        5.28      4.93      5.54      4.96      4.97     4.67
 25      3.33      3.24      3.34      3.20      3.25      3.15      65        5.97      5.54      6.30      5.63      5.29     5.06
 30      3.45      3.35      3.47      3.30      3.38      3.25      70        6.91      6.39      7.24      6.50      5.43     5.31
 35      3.61      3.48      3.64      3.43      3.55      3.38      75        8.21      7.57      8.26      7.56      5.44     5.40
 40      3.80      3.64      3.64      3.60      3.74      3.54      80       10.04      9.26      9.12      8.60      5.46     5.46
 45      4.05      3.85      4.14      3.82      3.99      3.74      85       12.61     11.68      9.60      9.31      5.46     5.46
------------------------------------------------------------------------------------------------------------------------------------

                              OPTION 5 - LIFE ANNUITY



--------------------------------------------------------------------------------
 Age                                         Age
 Of                                          Of
Payee          Male          Female         Payee         Male          Female
--------------------------------------------------------------------------------

  10             $3.17          $3.12         50            $4.62          $4.28
  15              3.24           3.18         55             5.12           4.68
  20              3.32           3.25         60             5.79           5.24
  25              3.42           3.34         65             6.75           6.04
  30              3.56           3.44         70             8.15           7.22
  35              3.73           3.58         75            10.26           9.03
  40              3.95           3.75         80            13.54          11.88
  45              4.24           3.98         85            18.72          16.54
--------------------------------------------------------------------------------


        OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN



------------------------------------------------------------------------------------------------------------------------------------
 Age of     Age of Insured        Age of       Age of Insured       Age of     Age of Insured       Age of      Age of Insured
 Other    ---------------------   Other     ---------------------   Other    --------------------   Other     -------------------
Annuitant                        Annuitant                         Annuitant                       Annuitant
                Male                               Male                             Female                          Female
    F                                F                                 M                                M
               55      60      65               55      60      65                55      60      65              55     60     65
------------------------------------------------------------------------------------------------------------------------------------
   40        $3.62   $3.64   $3.65  60        $4.43   $4.64   $4.82   40        $3.72   $3.77   $3.80   60      $4.34  $4.64   $4.93
   45         3.80    3.83    3.86  65         4.61    4.93    5.23   45         3.89    3.97    4.03   56       4.44   4.82    5.23
   50         4.00    4.07    4.12  70         4.75    5.18    5.63   50         4.06    4.19    4.31   70       4.50   4.95    5.48
   55         4.22    4.34    4.44  75         4.86    5.36    5.96   55         4.22    4.43    4.61   75       4.54   5.03    5.65
------------------------------------------------------------------------------------------------------------------------------------


                    *OPTION 8 - VARIABLE PAYOUT LIFE ANNUITY
                           WITH 10-YEAR PERIOD CERTAIN
          -------------------------------------------------------
               Age
               Of
              Payee                  Male                Female
          -------------------------------------------------------

               40                    $4.31                $4.14
               45                     4.51                 4.28
               50                     4.76                 4.47
               55                     5.09                 4.73
               60                     5.52                 5.07
               65                     6.10                 5.53
               70                     6.83                 6.17
               75                     7.69                 7.00
               80                     8.62                 8.01
               85                     9.46                 9.04
          -------------------------------------------------------







                       *OPION 9 - VARIABLE PAYOUT ANNUITY
                             FOR A SPECIFIED PERIOD



    ----------------------------------------------------------------------
     No.      Annual       Monthly       No.       Annual        Monthly
     Of                                  Of
    Years   Installment  Installment    Years    Installment   Installment
    ----------------------------------------------------------------------

      5       $217.98      $18.53        14        $93.61         $7.96
      6        185.53       15.77        15         89.10          7.58
      7        162.39       13.81        16         85.18          7.24
      8        145.08       12.34        17         81.74          6.95
      9        131.65       11.19        18         78.70          6.69
     10        120.94       10.28        19         75.99          6.46
     11        112.20        9.54        20         73.57          6.25
     12        104.94        8.92        25         64.53          5.49
     13         98.83        8.40        30         58.75          5.00

    ----------------------------------------------------------------------


*Minimum initial monthly income for each $1,000 applied. Payments after the initial payment will depend on the investment experience of the sub-accounts and may be more or less than the amounts shown.

V601

         FLEXIBLE PREMIUM JOINT VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                        INSURANCE PAYABLE AT FIRST DEATH
                       PREMIUMS PAYABLE UNTIL FIRST DEATH
The death benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and on the investment experience of the sub-accounts within our Separate Account to which your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.

                          ELIGIBLE FOR ANNUAL DIVIDENDS

V601

                    VARIABLE JOINT LIFE POLICY EXCHANGE OPTION RIDER

                    This rider is a part of the policy to which it is attached if it is listed on the Schedule Pages of the policy or in an Endorsement after that page. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

JOINT LIFE POLICY   The owner may exchange this policy (hereinafter "the
EXCHANGE OPTION     original policy") for new policies, one on the life of each insured (hereinafter "new policies"), without any additional evidence of insurability, by filing an exchange application at our Main Administrative Office.

HOW TO EXERCISE     To exercise this option, you must file an exchange
THE OPTION          application at our Main Administrative Office.  It must be signed by you.  We must also receive:

                        a. The release of any lien against or assignment of the original policy. However, you may instead submit written approval by the lienholders or assignees of the exchange of policies in a form satisfactory to us with such other documents as we may require.

                        b.     The surrender and release of the original policy.

                        c. Payment of any amounts due to us for the exchange as described in the Exchange Adjustments.

                    Unless otherwise provided in the exchange application, the owner and the beneficiary of the new policies will be the same as under the original policy. If the owner of any new policy is different, we will require evidence of insurable interest in the life insured under that new policy. The application for the original policy shall be considered part of the application for the new policies. The new policies will be issued on the basis of the exchange application, the application for the original policy and any evidence of insurability submitted for issuance of the original policy with respect to the life insured under that new policy.

                    The Date of Exchange will be the policy anniversary following the later of:

                        a.     our receipt of the exchange application;

                        b. payment of the Exchange Adjustments for all new policies; and

                        c.     our approval of insurable interest, if
                               applicable.

                    The new policies will take effect on the Date of Exchange. When the new policies take effect, the original policy shall terminate.

THE NEW POLICIES    The Policy Date of the new policies shall be the Date of
                    Exchange. The limit on our right to contest the validity of the new policy will operate from the Policy Date of the original policy.

                    The issue ages of the respective insureds under the new policies will be determined based upon their respective ages nearest birthday as of the Date of Exchange.

VR04

                    The new policies will be written on any plan of variable life insurance with a level face amount issued by us at the time of the exchange. The new policies will be subject to our published issue rules (e.g. age and amount limits) for the plans chosen which are in effect at that time. The risk classification and any exclusions applicable to the new policies will be determined in accordance with our rules and practices in effect on the original policy's Policy Date. The rates for the new policies will be based on our published rates in effect on the Date of Exchange, without our assessment of any issue expense charges under the new policies.

                    The face amount of each new policy will be chosen by the owner, subject to the following limitation:

                        The sum of the face amounts of the new policies cannot exceed the face amount of the original policy.

                    The policy value for the original policy will be applied as premium to the new policies as directed by the owner, but
                    with the following condition.   The cash surrender value of
                    each new policy net of surrender charge must be greater than zero.

                    Any rider contained in the original policy or additional riders may be included in the new policies only if we consent. The new policies will conform to all of the requirements of the jurisdiction in which they are issued regardless of any terms of this rider providing to the contrary.

EXCHANGE            The exchange is subject to the following adjustments:
ADJUSTMENTS
                    1.  If the policy value of the original policy is
                        insufficient to produce a positive cash surrender value for each new policy, the owner must pay an Exchange Adjustment in an amount that, when applied as premium, will make the cash surrender value of each new policy greater than zero.

                    2. The owner must pay an amount equal to the excess, if any, of the surrender charge in effect on the original policy over the sum of the surrender charges for the new policies. All such surrender charges will be determined as of the Exchange Date.

                    3. In some cases, the amount of policy value which may be applied to the new policies may exceed the premiums limit for the new policies. In that event, we will return such excess policy value to you in cash.

                    4.  The owner must pay a processing fee not to exceed $100.

VR04

RIDER CHARGES       There are no monthly charges for this rider.

TERMINATION         This rider will terminate on the earliest of:
THIS RIDER
                        a.     termination of the original policy;

                        b.     lapse or exchange of the original policy;

                        c.     your written request to cancel this rider; and

                        d.     death of an insured.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

VR04

                    SURVIVOR INSURANCE PURCHASE
                    OPTION RIDER

                    This rider is part of the policy to which it is attached, if it and its monthly charge are listed on the Schedule Page of the policy or in an Endorsement after that page. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

DEFINITIONS         PURCHASE OPTION DATE is the date of death of the first of
                    the insureds to die provided that such death did not involve a simultaneous death of insureds under the basic policy.

                    THE SURVIVING INSURED(S) are such insured(s) that are living at the date of death of the first of the insureds to die provided that such death did not involve a simultaneous death of insureds under the basic policy.

                    SIMULTANEOUS DEATH means, for purposes of this rider, that more than one insured died under the basic policy and we are unable to determine on the basis of the proofs of death furnished to us which of the insureds was the first to die.

                    DISABILITY RIDER means the Disability Benefit to Age 65
                    Rider.

                    YOU (YOUR) means the owner of this policy, as continued to be administered, following the first death, in accordance with the ownership provisions of this policy for the limited purpose of permitting your exercise of such ownership rights as are provided under this purchase option rider.

BENEFIT PAYABLE     In the event of a simultaneous death, where the death
UPON SIMULTANEOUS   proceeds payable under the basic policy were already
DEATH               determined such that the first death was deemed to be such of the deceased insured whose death would result in the highest aggregate death benefit inclusive of any rider death benefits provided, we will add a supplemental death benefit under this rider. Such supplemental death benefit will equal the same face amount as provided under the basic policy and will include such additional rider death benefits as would provide the next highest aggregate death benefit for the deceased insured. No further purchase options, interim coverage nor other benefits will be provided under this rider and this rider will terminate without any further value.

THE PURCHASE OPTION While this rider is in effect and subject to its terms, on the Purchase Option Date not involving the simultaneous death of insureds covered under the basic policy, you have the option to purchase a new policy without evidence of insurability on the life of any or all surviving insured(s). Only one such new policy will be issued by us. The amount of insurance that may be included as part of that policy covering the life of a surviving insured is limited to the total face amount of coverage, including any death benefits provided by rider, in effect for that insured under the original policy on the Purchase Option Date. Any such term insurance coverage amount continued under the new policy will be provided in the same rider form as under the original policy, unless not available in rider form under the new policy.

VR03

HOW TO EXERCISE     To exercise the purchase option, you must file a written
THE PURCHASE OPTION application with us and pay us the first full premium for such additional insurance. The application and premium must be received by us at our Main Administrative Office:

                        a. while the surviving insured(s) to be covered under the new policy are alive; and

                        b.     no later than 90 days after the Purchase Option
                               Date.

INTERIM INSURANCE   For a period of 90 days after the Purchase Option Date, in
COVERAGE            the event of the death of a surviving insured before
                    coverage begins under a new policy requested under this option, we will pay a single interim death benefit under this rider. Such interim death benefit will equal the same face amount as provided under the basic policy and include such additional rider death benefits on the life of that insured as was in effect under this policy on the Purchase
                    Option Date. If more than one surviving insured dies during that interim period, payment under this rider will be limited to a single payment based on the first of such surviving insureds to die. If we are unable to determine on the basis of proofs of death furnished to us which of the surviving insureds died first, such of the deceased insureds whose death would produce the highest interim death benefit amount payable under this rider will be considered the first of the surviving insureds to die. No further benefits will be payable under this rider and this rider will terminate without any further value.

THE NEW POLICY      Premiums under the new policy will be at our then current
                    rates for the same risk classification(s) as under this policy for the surviving insured(s) to be covered under the new policy. The new policy will be a Variable
                    Universal Life Policy if only one surviving insured is to be provided additional insurance coverage, or a Joint
                    Variable Universal Life Policy if more than one insured is to be provided additional insurance coverage. If you would like, and we agree, we will substitute another policy form in use by us at the time the option is exercised.

                    The new policy will be issued on the policy form in use by us at the time the option is exercised. It will be subject to any limitations of risk contained in this policy. It will not, however, be subject to any assignments or liens against this policy. The limit on our right to contest the validity of the new policy will operate from the Rider Date.

                    If this policy contains a Disability Rider on a surviving insured to be covered under the new policy, the new policy will contain the rider for that insured, whether or not the insured is totally disabled as defined in that rider. If the insured is totally disabled under the rider when the purchase option is exercised, we will waive any requirement of that rider that the disability occur after the new policy took effect.

                    Except to the extent as provided above, our consent will be required for the new policy to include any other disability or any accidental death benefits.

MONTHLY RIDER       The monthly charges for coverage provided under this rider
CHARGES             are included in and part of the monthly deduction for the
                    policy. They are deducted on each Monthly Calculation Day until coverage under this rider terminates.

VR03

TERMINATION OF      Subject to your right to exercise a purchase option within
THIS RIDER          90 days after the option becomes available, this rider will terminate on the earliest of:

                    a.  Simultaneous Death under the policy;

                    b.  the death of a surviving insured;

                    c.  90 days after the Purchase Option Date;

                    d.  lapse or full surrender of the policy;

                    e. the Rider Termination Date as shown on the policy's Schedule Page; or

                    f. our receipt on any Monthly Calculation Day of your written request, along with the policy, to cancel coverage under this rider.



                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

VR03

                    DISABILITY BENEFIT TO AGE 65 RIDER


                    This rider is part of the policy to which it is attached if it and its monthly charge is listed on the Schedule Page of the policy or in an endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as otherwise stated below, this rider is subject to all of the provisions contained in the policy.


INSURED

RIDER DATE OF ISSUE

                    Coverage under this rider will begin in effect on the Rider Date shown above provided:

                    a. for a Rider Date that occurs during the first policy year, the policy value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge);

                    b. for a Rider Date that occurs during the second policy year and any succeeding policy years, the policy cash surrender value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge).

DEFINITIONS         TOTAL DISABILITY - Incapacity of the insured as a result of bodily injury or disease to engage for remuneration or profit in any occupation for which the insured is or becomes qualified:

                    a.  by training;
                    b.  by education; or
                    c.  by experience.

                    Total disability is also defined to include the insured's entire and irrecoverable loss through bodily injury or disease of:
                    a.  the sight of both eyes;
                    b.  the use of both hands or both feet; or
                    c.  the use of one hand and one foot

                    SPECIFIED MONTHLY AMOUNT - The specified annual amount as shown with respect to this rider on the policy's Schedule Page is the maximum amount payable under this rider during a policy year, in addition to any waived or refunded monthly deductions. Such amount may be zero depending on your written election at the time this rider was requested. The specified monthly amount equals the specified annual amount divided by 12.

VR05

                    To the extent that the specified monthly amount to be credited exceed premium amounts allowed to be paid under the policy due to the total premium limit, such excess that would otherwise be credited will be paid in cash to the owner of the policy.

                    One-twelfth (1/12) of the specified monthly amount payable in any policy year shall not exceed 1% of the face amount of the policy to which this rider is attached.

DISABILITY          Subject to the terms of this rider, during the existence of
BENEFITS            any total disability of at least 6 months' continuous
                    duration but prior to the end of the disability benefit period as described below, we will apply the following disability benefits:

                    a. WAIVER OF MONTHLY DEDUCTIONS - We will waive or refund the monthly deductions under the policy otherwise scheduled to be made on each Monthly Calculation Day during such period to the extent not already being waived under a Disability Benefit Rider which provides coverage on another insured under the policy.

                    b. CREDITING OF SPECIFIED MONTHLY AMOUNT - We will credit the policy with the specified monthly amount on each Monthly Calculation Day during such period, to the extent that the specified monthly amount is not already being credited under a Disability Benefit Rider which provides coverage on another insured under the policy.

                    Such disability benefit period will end on the later of:

                    a. the policy anniversary nearest the insured's 65th birthday; or

                    b. one year from the date the total disability commenced, if such total disability commenced within the one-year period prior to the policy anniversary nearest the insured's 65th birthday.

                    However, we will continue to apply such disability benefits to the policy on or after the policy anniversary nearest the insured's 65th birthday if the insured has received disability benefits under this rider continuously during the entire five-year period just prior to that date. Such disability benefits will then continue to be applied regardless of whether total disability continues after that policy anniversary.

LIMITATIONS         No monthly deduction will be waived or refunded and no
AND CONDITIONS      specified monthly amount will be credited or paid under this rider unless the following conditions are satisfied:

                    1. We must be given written notice of claim and due proof during the lifetime of the insured that:

                        a. the insured is totally disabled at the time the proof is furnished to us; and

                        b. the insured has been so totally disabled for the entire 6-month period immediately preceding that date.

                        Any such proof will be subject to the requirements stated in the Required Proof of Disability section.

VR05

                    2. The total disability must not have directly resulted from either:

                        a. injuries willfully and intentionally self-inflicted; or
                        b. service by the insured in the military, naval, or air force of any country at war. By "war" we mean any declared war, undeclared war, or international police action with force of arms by any country, the United Nations, or any other assembly of nations.

                    3.  The total disability must have occurred:

                        a.     after coverage under this rider begins; and
                        b.     before coverage under this rider terminates.

                    4. If coverage under this rider terminates or the policy lapses or becomes void by its terms, we must receive proof of total disability no later than one year from that date. However, failure to furnish such required proof within the time required shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from time proof is otherwise required.

                    5. If multiple disability benefits would otherwise be payable under the policy due to Disability Benefit Riders on more than one insured, benefits will be limited to only one such rider such that the highest disability benefit amount will be credited or paid.

REQUIRED PROOF OF   In addition to requiring proof of total disability before
DISABILITY AND      granting any benefits under this rider, we have the right to
ITS CONTINUANCE     require proof that the total disability continues.  As part of any such proof, we shall have the right to have a physician of our choosing conduct such physical exams of the insured as we may reasonably require. After benefits under this rider have been received for a period of disability of more than 2 years, we will not require such exams more frequently than once a year.

                    Should there be a failure to furnish such proof or a refusal to permit such exams, or should the insured cease to be totally disabled before the policy anniversary nearest the insured's 65th birthday:

                    a.  further disability benefits will not be applied; and

                    b. any disability benefits already applied after that date will be charged as loans against the policy unless repaid to us.

                    However, failure to furnish such required proof of disability within the time allowed shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

THE PAYEE OF ANY    If the insured under this rider is the owner of the policy
CASH PAYMENTS       and dies before receiving payment of any amount that becomes due the owner, such payment will be made to the same beneficiary and in the same manner as provided under the policy for payment of death benefits. We may also do this if the insured is the owner of the policy and we have evidence satisfactory to us that the insured is mentally incompetent. Upon such payment we shall no longer beliable for payment of such amount.

VR05

LIMIT ON OUR RIGHT  We cannot contest the validity of this rider except for
TO CONTEST THIS     failure to pay premiums after it has been in force during
RIDER               the lifetime of the insured for 2 years from the Rider Date.

MONTHLY RIDER       The monthly charge for coverage under this rider is included
CHARGES             in and part of the monthly deduction for the policy.  It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF      Coverage under this rider will terminate on the earliest of:
COVERAGE UNDER
THIS RIDER
                    a.  full surrender of the basic policy;

                    b.  lapse of the basic policy;

                    c.  the first death under the basic policy;

                    d. the policy anniversary nearest the insured's 65th birthday, unless continued as provided under the Disability Benefits section; or

                    e. our receipt on any Monthly Calculation Day of your written request, along with the policy, to cancel coverage under this rider.


                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

VR05

                    TERM INSURANCE RIDER

                    This rider is part of the policy to which it is attached, if it is listed on the policy's Schedule Page or in an Endorsement after that page. Except as stated in this rider, it is subject to all of the provisions contained in the policy. This rider is effective as of the Rider Date of Issue.


INSURED

RIDER DATE OF
ISSUE

TERM INSURANCE
AMOUNT

RIDER EXPIRY DATE

RIDER FINAL
CONVERSION DATE

RIDER BENEFIT       This rider provides term insurance coverage to the Expiry
DESCRIPTION         Date shown above in accordance with its terms.

                    Subject to the terms of this rider, we will pay the Term Insurance Amount as shown above if we receive proof, satisfactory to us, that the insured is the first of the insureds to die under the basic policy, while the basic policy is in full force and this rider is in effect. In the event of a simultaneous death, determination of the first of the insureds to die shall be made in accordance with the terms of the basic policy.

EXCLUSION IF DEATH  If within two years from the Rider Date of Issue and while
BY SUICIDE          this rider is in effect the insured dies by suicide, whether sane or insane, the amount we pay under this rider will be limited to the charges assessed for benefits under this rider.

LIMIT ON OUR RIGHT  We cannot contest the validity of this rider, except for
TO CONTEST THIS     failure to pay premiums, after it has been in effect during
RIDER               the lifetime of the insured for two years from the Rider
                    Date of Issue.

THE PAYEE           Unless you and we agree otherwise, any benefit that becomes payable under this rider will be paid to the same payee and in the same manner as provided in the policy for the death benefit.

MONTHLY RIDER       The monthly charges for coverage provided under this rider
CHARGES             are included in and part of the monthly deduction for the
                    policy. They are deducted on each Monthly Calculation Day until coverage under this rider terminates.

VR06

                    The monthly rates for term insurance provided under this rider are not guaranteed beyond the current rider year. The current rate scale will be in effect until such time that we declare a new schedule of monthly term rates for this rider. Any new schedule of rates will be determined by us based on factors which will be uniform by class without regard to changes in the health of the insured after the Rider Date of Issue, and based on our future mortality, expense, lapse and investment expectations. Guaranteed maximum term rates are based on the 1980 Commissioners' Standard Ordinary Mortality Ultimate Table, (Age Nearest Birthday), sex and smoker distinct, as adjusted for the rating class of the insured under this rider, as shown on the policy's Schedule Page for this rider.

THE RIGHT TO        Subject to the terms contained in this section, you have the
CONVERT             right to convert this rider, without evidence of
THIS RIDER          insurability, to a new policy on the life of the same
                    insured under this rider but on a different plan of insurance. To convert this rider you must return it to us at our Main Administrative Office along with a written release and surrender of all claims under this rider. The written surrender must be signed by you and satisfactory to us. The conversion must be exercised while this policy is in full force, while this rider is in effect, and no later than the Final Conversion Date shown above.

                    The new policy will be a Variable Life Policy or, if you prefer, and we agree, another plan of insurance in use by us at time of conversion so long as it provides for a level death benefit and we issue that plan with the face amount requested. The new policy must have a face amount that is of equal or lesser amount than the face amount of this rider. It will be issued under the same class of risk as this rider.

                    If desired, the new policy will contain a disability benefits rider provided the insured is not totally disabled on the date of conversion.

                    The premium for the disability benefits rider on the new policy will be at our rates then in effect on the date of conversion.

                    If the insured is totally disabled on the date of conversion, the new policy will contain this rider only if conversion is made on the Final Conversion Date. We will then waive any requirement of that rider that the disability occur after the new policy took effect.

                    No other riders contained in this policy will be contained in the new policy unless we agree otherwise.

VR06

TERMINATION         This rider will terminate on the earliest of:
OF THIS RIDER
                    1.  the Rider Expiry Date;

                    2.  lapse or surrender of the basic policy;

                    3.  the first death under the basic policy; or

                    4. our receipt on any Monthly Calculation Day of your written request to cancel this rider, accompanied by the policy for change or endorsement.


                                      Phoenix Home Life Mutual Insurance Company


                    /s/ Dona D. Young             /s/ S. Gilmore
                        Secretary                     Registrar

VR06

                    TEMPORARY MONEY MARKET ALLOCATION
                    AMENDMENT

                    THIS AMENDMENT IS ISSUED AS PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED ON THE SCHEDULE PAGE OF THE POLICY OR IN AN ENDORSEMENT AFTER THAT PAGE. YOU SHOULD THEREFORE REVIEW THE POLICY'S SCHEDULE PAGE FOR APPLICABILITY.

REFUND RIGHT AND    The refund right stated in the Right to Cancel provision on
TEMPORARY MONEY     the cover page of the policy is amended to provide for a
MARKET SUB-ACCOUNT  full refund of any premium paid less any unpaid loans and
ALLOCATION          loan interest and less any partial surrender amounts paid, if the returned policy is received by us at our Variable and Universal Life Division prior to termination of the Right to Cancel Period.

PREMIUM ALLOCATION  The provision in Part 4, entitled "Premium Allocation to
                    Sub-accounts," is amended to provide that the issue premium will temporarily be applied on its Payment Date entirely to the Money Market sub-account until termination of the Right to Cancel period stated on the cover page of the policy. UPON TERMINATION OF SUCH PERIOD WITHOUT PRIOR RECEIPT AT OUR VARIABLE AND UNIVERSAL LIFE DIVISION OF THE RETURNED POLICY FOR A REFUND, THE THEN VALUE OF THIS POLICY'S SHARE IN THE MONEY MARKET SUB-ACCOUNT WILL AUTOMATICALLY BE REALLOCATED BASED ON THE PREMIUM ALLOCATION SCHEDULE ELECTED IN THE APPLICATION OR AS LATER CHANGED BY YOU. The resultant share of this policy in the value of each of the respective sub-accounts on the date of transfer shall be in the same percentages of the then total policy value as the premium allocation percentages elected in the application or as later changed by you.

MONTHLY DEDUCTION   The provision in Part 4, entitled "Monthly Deduction," is
                    amended to provide that until termination of the Right to Cancel period stated on the cover page of the policy, the monthly deduction will be taken entirely from the Money
                    Market sub-account.

TRANSFERS           The provision in Part 6, entitled "Transfers," is amended to provide that no transfers may be made until termination of the Right to Cancel period stated on the cover page.

LOAN INTEREST       The provision in Part 6, entitled "Loan Interest" is amended to provide that, until termination of the Right to Cancel period, any debt repayments will temporarily be applied to the Money Market sub-account and reallocated in the same manner as provided above for the issue premium.

                                      Phoenix Home Life Mutual Insurance Company

                    /s/ Dona D. Young             /s/ Robert W. Fiondella
                        Secretary                     Chief Executive Officer

                                    /s/ S. Gilmore
                                        Registrar


VR130